Filed Pursuant to Rule 433
Supplementing the Preliminary Prospectus Supplement
dated August 1, 2006
Registration No. 333-134936

August 1, 2006

Station Casinos, Inc.

$400,000,000 7.75% Senior Notes due 2016

Final Terms and Details of the Issue

Issuer:	Station Casinos, Inc., a Nevada corporation (STN)

Principal Amount:	$400,000,000

Title of Securities:	7.75% Senior Notes due 2016

Final Maturity Date:	August 15, 2016

Public Offering Price:	100%, plus accrued interest, if any

Gross Proceeds:	$400,000,000

Underwriting Commissions:	$4,000,000

Net Proceeds to Issuer before expenses:	$396,000,000

Net Proceeds to Issuer after expenses:	$395,700,000

Coupon:	7.75%

Yield:	7.75%

Interest Payment Dates:	February 15 and August 15

Record Dates:	February 1 and August 1

First Interest Payment Date:	February 15, 2007

Optional Redemption:	Commencing on or after August 15, 2011, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest:

Year	Price

2011	102.906%
2012	101.938%
2013	100.969%
2014 and thereafter	100.000%

Trade Date:	August 1, 2006

Settlement Date:	August 15, 2006

Form of Offering:	SEC Registered (Registration Statement No. 333-134936)

Joint Book-Running Managers:	Banc of America Securities LLC, Deutsche Bank Securities and Wachovia Securities

Co-Managers:	Wells Fargo Securities, RBS Greenwich Capital, Calyon Securities (USA), Commerzbank Corporates & Markets, JPMorgan, Scotia Capital and Goldman, Sachs & Co.

Allocation:		Aggregate Principal Amount of Notes to be Purchased
	Banc of America Securities LLC	$ 160,000,000

	Deutsche Bank Securities Inc.	80,000,000

	Wachovia Capital Markets, LLC	40,000,000

	Wells Fargo Securities, LLC	40,000,000

	Greenwich Capital Markets, Inc.	40,000,000

	Calyon Securities (USA) Inc.	9,000,000

	Commerzbank Capital Markets Corp.	9,000,000

	J.P. Morgan Securities Inc.	9,000,000

	Scotia Capital (USA) Inc.	9,000,000

	Goldman, Sachs & Co.	4,000,000
		$400,000,000

CUSIP:	857689 BA 0

ISIN:	US857689BA08

Listing:	None

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.

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